Exhibit 23(a)



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference into the Amendment No. 3 to Registration Statement on Form S-3 of X-Ceed, Inc. of our report dated November 14, 1997 with respect to the consolidated financial statements of X-Ceed, Inc. (formerly Water-Jel Technologies, Inc.) included in the Annual Report on Form 10-KSB for the year ended August 31, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement. We also consent to the incorporation by reference of our report dated August 7, 1998 with respect to the financial statements of Mercury Seven, Inc. and our report dated October 9, 1998 with respect to financial statements of Reset, Inc., included in the Form 8-K/A of X-Ceed, Inc. filed with the Commission on November 10, 1998.



/s/ Holtz Rubenstein & Co., LLP
Holtz Rubenstein & Co., LLP

Melville, New York
November 19, 1998